Exhibit 99.2

CareDx Completes Allenex Acquisition

Expands Product Offerings to Support Transplant Patients

BRISBANE, CA, April 14, 2016: CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic surveillance solutions for transplant patients, today announced the completion of its previously announced acquisition of Allenex AB.

The acquisition included a successful tender of 98.37% of Allenex shares as part of a public tender offer concluded in Sweden. CareDx will be able to buy out the remaining shares on a compulsory basis because more than 90% of Allenex shares were tendered.

The combination of CareDx and Allenex creates an international transplant diagnostics company with product offerings focused on transplantation. The combined organization will have a direct presence in the United States and Europe supported by a broad global distributor network. Allenex has approximately 58 employees and reported 2015 revenue of approximately $16.8 million.

Both companies have well-established core products in transplantation: CareDx’s AlloMap® for acute cellular rejection in heart transplant patients, and Allenex’s Olerup SSP® for HLA matching of donors and recipients. CareDx plans to commercialize AlloSure™, a clinical grade next-generation sequencing test to ascertain organ injury, and QTYPE®, which will provide rapid HLA typing results on both existing RT-PCR platforms and the ACCUTYPER®, a proprietary benchtop instrument.

“This combination creates a focused diagnostics company throughout the pre-to-post transplant continuum,” said Peter Maag, PhD, Chief Executive Officer and President of CareDx. “Leading up to the merger, we have found an equally dedicated team in Allenex to advance innovation and care in this tremendously challenging field of medicine. Our combined resources will accelerate the development of new tools for the personalized management of transplant patients in an exciting genomic era, and we welcome the Allenex employees and their partners worldwide to the team.”

“We are looking forward to the expanded opportunities that come with being part of a larger organization. Leveraging our combined experience in transplant medicine, we will build a unique platform for clinicians and patients,” stated Anders Karlsson, the Chief Executive Officer of Allenex.

CareDx was advised by the investment bank of ABG Sundal Collier and the law firms of Wilson Sonsini Goodrich and Rosati in the United States and Baumgarten Byström Rooth & Partners Advokater AB in Sweden.

Conference Call

CareDx will host an investment community conference call on April 19, 2016 beginning at 1:30pm PT/4:30pm ET to discuss the transaction and provide details on upcoming milestones and the combined company financial outlook.

Individuals interested in listening to the conference call may do so by dialing (855) 420-0616 for domestic callers or +1 (678) 304-6848 for international callers. Please reference Conference ID: 92675397. During the call, management will refer to a presentation that will be available for download on the Company’s website at 1:05pm PT/4:05pm ET on the day of the call. To download the presentation or listen to a live webcast, please visit the investor relations section of CareDx’s website at: www.CareDx.com.

A replay of the call will be available beginning April 19, 2016 at 4:30 pm PT/7:30 pm ET through 4:30 pm PT/7:30 pm ET on April 20, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 92675397.

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic surveillance solutions for transplant patients. The company has commercialized AlloMap®, a gene expression test that aids clinicians in identifying heart transplant patients with stable graft function who have a low probability of moderate/severe acute cellular rejection. CareDx is also pursuing the development of additional products for transplant monitoring using a variety of technologies, including AlloSure™, its next-generation sequencing–based test to detect donor-derived cell-free DNA after transplantation. CareDx’s wholly owned subsidiary, Allenex AB, headquartered in Stockholm, is a life sciences company that develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between the donor and the recipient of stem cells and organs. Allenex currently markets two key products; Olerup SSP, a set of HLA typing used prior to hematopoietic stem cell/bone marrow transplantation and organ transplantation, and XM-ONE®, the first standardized test that quickly identifies the patient’s antigens against HLA Class I, Class II or antibodies against the donor’s endothelium.

For more information, please visit: www.CareDx.com.

Media Contacts - CareDx	Media Contacts - Investor
Molly Martell, Senior Director, Marketing	Jamar Ismail, Vice President
T: +1 415-728-6307	Westwicke Partners, LLC
E: mmartell@caredx.com	T: +1 415-513-1282
E: jamar.ismail@westwicke.com

Forward Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts and anticipated future financial results. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks related to our ability to complete this and future equity investments. These factors, together with those that are described in our filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed by us with the SEC on March 29, 2016, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.